 Exhibit 99
PRESS RELEASE
GE Delivers Record Second Quarter 2005 Financial Results

Second Quarter 2005 Highlights

•	Revenues up 13% to $41.6 billion, with 8% organic growth
•	Earnings of $4.6 billion, up 24%
•	Earnings per share (EPS) of $.44, up 22%
•	Operating profit margin of 15.1%, up 1.6 points
•	All 11 GE businesses deliver at least double-digit earnings growth
•	First-half cash flow from operating activities (CFOA) up 18%, industrial CFOA up 24%
•	Full-year 2005 EPS target increased to $1.80-$1.83

Fairfield, Conn., July 15, 2005 -- GE achieved record second-quarter earnings of $4.6 billion, 24% higher than second quarter 2004, on 13% growth in revenues to $41.6 billion, the Company announced today. First-half cash flow from operating activities (CFOA) of $8.0 billion rose 18%, with CFOA of GE’s industrial businesses up 24%.

“GE continued its strong performance in the second quarter,” said GE Chairman and CEO Jeff Immelt.

“Our improved business fundamentals and solid execution resulted in all of our businesses delivering at least double-digit earnings growth,” Immelt said. “Total orders for the quarter were up 13% over second quarter 2004, and our backlog for major equipment orders grew 15% to $23 billion. Organic growth for the quarter was on target at 8%, and revenues from our growth initiatives in services and our new platforms grew 10% and 23%, respectively. In addition, global revenues increased 20%. As a result, we are further narrowing our EPS outlook to the high end of our original guidance for the full year and now expect to deliver $1.80-$1.83, up 12-14%.

“We have aggressively executed a strategy to expand our margins and sustain our earnings growth for the long term,” Immelt said. “Our focus on technical innovation is enabling us to bring to market advanced new products such as the H System™ turbine, coal gasification, the GEnx™ jet engine, the GE Evolution™ locomotive, and water desalination systems just as we are entering a period of expanding global infrastructure development. These long-lived products allow us to offer high-margin, multi-year service agreements that will add substantially to our current services backlog of more than $83 billion. We are also launching high-margin Healthcare, Security and Consumer & Industrial products that can expand our share position. Our simplification efforts will lower costs, generate cash for investment in future growth, and make it easier for customers to do business with us. These core initiatives position us to achieve consistent double-digit earnings growth with expanding returns on capital in 2005 and beyond.”

GE will discuss preliminary second-quarter results on a conference call and Webcast at 8:30 a.m. EDT today. Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

Second Quarter 2005 Financial Highlights

As of July 5, 2005, GE’s 11 businesses were reorganized into six businesses. Second-quarter results in this press release are reported according to the 11-business organization that was in effect during the period. The Company will provide historical results on the new six-business basis in September.

•
Earnings were a record $4.647 billion, up 24% from last year’s $3.751 billion. Earnings per share (EPS) grew 22% to $.44, compared with $.36 last year (up 16% excluding a previously announced SFAS 133-related correction to second quarter 2004). All 11 GE businesses contributed at least double-digit earnings growth. Operating profit margin of 15.1% increased 1.6 percentage points over second quarter 2004.

•
Revenues of $41.6 billion increased 13% from last year’s $36.8 billion. Industrial sales increased 12% to $22.4 billion, reflecting the impact of acquisitions and solid organic growth. Financial services revenues of $19.0 billion were up 12% over last year. Organic revenue growth was 8%.

•	Cash generated from GE’s operating activities in the first half of 2005 totaled $8.0 billion, up 18% from $6.8 billion last year, reflecting a 24% increase in CFOA from industrial businesses.

“GE is in tremendous shape,” Immelt said. ”GE is a strong and consistent growth company with expanding returns and strong cash flow. We are in the right businesses, benefiting from above-average market growth, and we are now organized to serve our customers with a deep and focused team. I’m very proud of our team’s performance. We are confident in our ability to deliver sustainable growth for our investors.”

Second Quarter 2005 Business Highlights

Transportation

•	Received engine, locomotive and services orders in the quarter totaling $3.5 billion, up $0.1 billion over second quarter last year.
•
Increased penetration of Transportation’s ecomaginationSM products with selection of the GEnx aircraft engine by two airlines to power new aircraft and by Boeing for its proposed 747 Advanced program, which represents more than $10 billion of potential revenues; orders for the GE90-115B engine and the GE Evolution locomotive; and plans announced during the quarter to develop a six-axle hybrid freight locomotive for commercial launch in 2008.

•
Shipped 193 GE Evolution locomotives and received orders for more than 250, bringing the Evolution backlog to more than 1,450 units; won orders for 250 Evolution services contracts during the quarter, bringing the total to more than 1,000.

•
Received aircraft engine orders from Japan Airlines, EVA Airways, Pakistan Airlines, Bombardier, China Airlines and Lan Chile; won engine campaigns, either independently or through CFMI, a 50/50 joint company with Snecma Moteurs of France, or the Engine Alliance, a 50/50 joint venture with Pratt & Whitney, with seven airlines.

•	Launched the OnPointSM aircraft engines service program with a 20-year, up to $1.5 billion agreement with AirAsia covering the engines on its new fleet of Airbus A320-200 aircraft.

Energy

•	Signed new contractual service agreements totaling $1 billion, including two agreements with advanced technology power plants in China.
•
As part of GE’s ecomagination initiative, launched the Arklow Wind Park, GE’s first offshore project with 3.6-megawatt wind turbines; opened the U.K.’s largest onshore wind farm at Cefn Croes, Wales; shipped 321 wind turbines during the quarter, triple the number shipped in second quarter 2004; received orders for 255 1.5-megawatt wind turbines; was selected to provide wind turbines to two wind farms in China that will supply renewable power for the Beijing 2008 Olympic Games.

•	Enhanced the generating capacity of GE’s H System, an ecomagination product and the world’s most efficient combined-cycle gas turbine system, from a rating of 480 to 520 megawatts.
•	Signed an agreement with NuStart Energy Development LLC to design and seek an NRC license for a fail-safe passive nuclear reactor.
•	Exceeded $1 billion in Oil & Gas orders, 33% higher than second quarter 2004.
•	Shipped 27 heavy-duty gas turbines from Greenville, S.C., and Belfort, France, compared with 29 in the same period last year.

Healthcare

•
Increased total orders 11% over second quarter 2004 to $3.9 billion, with 16% growth in equipment orders to $2.5 billion, including $0.4 billion of computed tomography (CT) orders, driven by the LightSpeed® Volume CT scanner, an Imagination Breakthrough.

•
Launched GE Carestation®, an Imagination Breakthrough that is the first anesthesia system for the operating room to provide both a patient’s vital signs and a visual representation of the anesthetic drugs administered during surgery.

•	Announced joint research collaborations with Eli Lilly & Co. and Roche aimed at advancing the diagnosis and treatment of Alzheimer’s disease by focusing on the beta-amyloid protein.
•
Introduced the GE Discovery STE, a new molecular imaging system with 25 patents, which combines CT and positron emission tomography scanning technology to help doctors detect and diagnose cancer, heart disease and neurological disease earlier and more accurately.

•
Launched the GE Innova®2100IQ, a new cardiovascular imaging system that will enhance clinicians’ ability to diagnose and treat heart disease and enable more precise placement of interventional devices such as stents, balloons and filters.

•
Launched ÄKTAxpress™ MAb and HiTrap™ MabSelect SuRe™, a new solution for rapid purification of monoclonal antibodies, which are increasingly important as therapies in the management of cancer and chronic infectious diseases.

Infrastructure

•
Expanded GE’s portfolio of ecomagination products and services in the Middle East-Africa region with the announcement of plans to build Africa’s largest seawater desalination plant, which will supply Algeria with 200,000 cubic meters of water per day for potable, industrial and agricultural use.

•
Enhanced a strategic alliance with Pall Corporation aimed at the development and sale of proprietary solutions featuring GE's advanced reverse osmosis/nanofiltration systems and services and Pall's high-performance microfiltration/ultrafiltration technologies.

•
Received orders from the U.S. Transportation Security Administration (TSA) for nearly $55 million of GE security equipment, including 43 advanced in-line explosives detection system machines and 19 GE EntryScan[3] trace detection portals.

•
Continued to broaden its security product portfolio and geographic reach with the acquisition of VisioWave, a designer and manufacturer of software and high-end hardware systems for digital video management, control and transmission.

Commercial Finance

•
Completed the $2.3 billion acquisition of Bombardier Capital’s inventory finance division, which provides floor plan financing for a variety of power sports and marine equipment, recreational vehicles and manufactured housing in the U.S. and Canada.

•	Acquired ING’s portion of Heller AG, Germany’s leading factoring company, bringing GE’s ownership to 100% and strengthening its offerings to mid-size European companies.
•
Ended the quarter with none of Aviation Services’ aircraft on the ground out of an owned fleet of more than 1,300, and expanded Aviation Services’ passenger-to-freighter conversion program to include four 747-400Fs for EVA Airways of Taiwan.

•
Agreed to acquire approximately $1 billion of aircraft assets, including 380 corporate aircraft, from CIT Group Inc., expanding and diversifying GE’s customer base and creating new cross-selling opportunities in the corporate aircraft segment.

•	Added real estate assets and employees in Europe with the acquisitions of HPE Hausbau Group of Germany and Foncière Ariane of France.

Consumer Finance

•
Formed a strategic alliance with Caja de Ahorros del Mediterráneo (CAM), the third-largest regional savings bank in Spain, creating CAMGE Financiera, which will provide products such as personal loans and credit cards to Spanish consumers.

•
Entered into an agreement to acquire a significant stake in BAC International Bank Inc. (BAC), a privately held retail bank and credit card issuer with 178 branches in six Central American countries, creating the opportunity to deliver enhanced consumer credit products to a rapidly growing market.

•	Signed a five-year extension of its agreement with Tesco in Thailand for the Lotus Dual Card and other Consumer Finance products.
•
Signed two major co-branded card deals in India: one for the LG Electronics Loyalty Card, India's first consumer durable retail card, and the second with IRCTC.com (Indian State Railway), the fastest growing website in Asia, for a co-branded card offering discounts on online purchases.

NBC Universal

•	Announced a six-year deal with the National Football League to begin airing a primetime network television package in 2006, and signed John Madden to announce the games.
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Continued the strong performance of cable entertainment, with USA Network and Sci Fi Channel viewers among adults 25-54 up 7% and 11% respectively, and with Bravo leading basic cable networks in primetime concentration of upscale adults 25-54.

•	Marked Today’s 500th consecutive week in first place in homes and total viewers, continuing a streak that began the week of December 11, 1995.
•	Continued NBC's late-night leadership, with Jay Leno and Conan O'Brien leading their competitors among adults 18-49 by 33 percent and 57 percent, respectively.
•
Delivered the industry’s strongest concentrations of adults 18-49 in households with incomes above $75,000 for an unscripted series (The Apprentice), a drama (The West Wing), and a comedy (The Office).

•	Signed an agreement for Telemundo to produce short programming segments for Wal-Mart Television Network, expanding Telemundo’s reach into the Hispanic marketplace.
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Ended the quarter with Universal Pictures’The Interpreter exceeding $150 million in worldwide box office revenues and Universal Studios Home Entertainment’s Meet The Fockers ranked as the #1 DVD and video rental title for the first half of 2005.

Advanced Materials

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Introduced two Advanced Materials products as ecomagination products: flexible Noryl™ resin, for lighter-weight automotive wiring, and Silwet™ Silicone Super Spreader, which helps farmers and agribusinesses reduce fertilizer and insecticide use.

•	Commissioned a state-of-the-art plant at Wuxi, China to meet local and global demand for quartz tubing used in lighting products.

Consumer & Industrial

•
Introduced new products, including the GE Profile SmartDispense dishwasher, a GE ecomagination product with exclusive detergent management capabilities, and the ceramic metal halide 20 watt Par 20 lamp, which won the LightFair award for best new High Intensity Discharge product.

•	Continued strong sales of high-end Monogram® and Profile® appliances and achieved strong growth in sales of Ultra Fluorescent lamps, a GE ecomagination product.

Equipment and Other Services

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Continued its international expansion, with strong Penske Logistics revenue growth from multinational customers, TIP Europe’s largest European lease agreement to date, for more than 1,300 trailer units, and Railcar Services’ renewal of a contract for more than 4,000 containers and chassis with key shipping partner TFM of Mexico.

•	Won “Best Telematics Portable / Handheld Product” from Telematics Update for an innovative handheld diagnostic tool developed for GE’s VeriWise™ asset intelligence product.

Insurance

•	Achieved year-to-date client retention rate of 89% at GE Insurance Solutions in an increasingly competitive market.
•	Completed the sale of Medical Protective to Berkshire Hathaway's Columbia Insurance Company for $825 million.

***

GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements

2005 results are preliminary and quarterly information is unaudited. This document contains "forward-looking statements" - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the behavior of financial markets, including fluctuations in interest rates and commodity prices, from future integration of acquired businesses, from future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries, from unanticipated loss development in our insurance businesses, and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact: General Electric, Fairfield
David Frail, 203/373.3387
 david.frail@ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Second quarters ended June 30	2005	2004	V %	2005	2004	V %	2005	2004	V %
Revenues
Sales of goods and services	$22,989	$20,654		$22,408	$19,994		$664	$728
Earnings of GECS	-	-		2,299	1,523		-	-
GECS revenues from services	17,971	15,802		-	-		18,314	16,151
Other income	596	325		624	329		-	-
Total revenues	41,556	36,781	13%	25,331	21,846	16%	18,978	16,879	12%

Costs and expenses
Cost of sales, operating and
administrative expenses	26,688	24,611		19,316	17,481		7,622	7,370
Interest and other financial charges	3,897	2,784		336	49		3,714	2,851
Insurance losses and policyholder and
annuity benefits	3,696	3,743		-	-		3,747	3,808
Provision for losses on financing receivables	958	1,004		-	-		958	1,004
Minority interest in net earnings of consolidated
affiliates	456	186		249	110		207	76
Total costs and expenses	35,695	32,328	10%	19,901	17,640	13%	16,248	15,109	8%

Earnings before income taxes	5,861	4,453		5,430	4,206		2,730	1,770
Provision for income taxes	(1,214)	(702)		(783)	(455)		(431)	(247)
Net earnings	$4,647	$3,751	24%	$4,647	$3,751	24%	$2,299	$1,523	51%

Per-share amounts
Diluted earnings per share	$0.44	$0.36	22%
Total average equivalent shares	10,650	10,431	2%

Basic earnings per share	$0.44	$0.36	22%
Total average equivalent shares	10,604	10,387	2%

Dividends declared per share	$0.22	$0.20

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the 2004 consolidated financial statements at www.ge.com/annual04 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Six months ended June 30	2005	2004	V %	2005	2004	V %	2005	2004	V %
Revenues
Sales of goods and services	$44,394	$37,764		$43,241	$36,674		$1,338	$1,304
Earnings of GECS	-	-		4,567	3,494		-	-
GECS revenues from services	35,975	32,147		-	-		36,621	32,760
Other income	913	462		954	468		-	-
Total revenues	81,282	70,373	16%	48,762	40,636	20%	37,959	34,064	11%

Costs and expenses
Cost of sales, operating and
administrative expenses	52,301	46,302		37,636	32,161		15,170	14,657
Interest and other financial charges	7,674	5,626		717	288		7,234	5,555
Insurance losses and policyholder and
annuity benefits	7,716	7,332		-	-		7,806	7,432
Provision for losses on financing receivables	1,860	1,959		-	-		1,860	1,959
Minority interest in net earnings of
consolidated affiliates	771	270		435	148		336	122
Total costs and expenses	70,322	61,489	14%	38,788	32,597	19%	32,406	29,725	9%

Earnings before income taxes	10,960	8,884		9,974	8,039		5,553	4,339
Provision for income taxes	(2,348)	(1,767)		(1,362)	(922)		(986)	(845)
Net earnings	$8,612	$7,117	21%	$8,612	$7,117	21%	$4,567	$3,494	31%

Per-share amounts
Diluted earnings per share	$0.81	$0.69	17%
Total average equivalent shares	10,643	10,325	3%

Basic earnings per share	$0.81	$0.69	17%
Total average equivalent shares	10,599	10,279	3%

Dividends declared per share	$0.44	$0.40

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the 2004 consolidated financial statements at www.ge.com/annual04 for further information about consolidation matters.

Summary of Operating Segments (unaudited)
General Electric Company and consolidated affiliates

	Second Quarters			Six Months
	Ended June 30			Ended June 30
(Dollars in millions)	2005	2004	V %	2005	2004	V %

Revenues
Advanced Materials	$2,253	$2,048	10	$4,480	$3,933	14
Commercial Finance	6,068	5,732	6	12,108	11,123	9
Consumer Finance	4,928	3,830	29	9,617	7,419	30
Consumer & Industrial	3,576	3,490	2	6,837	6,587	4
Energy	4,537	4,118	10	9,039	7,983	13
Equipment & Other Services	1,975	1,763	12	3,894	4,015	(3)
Healthcare	3,768	3,372	12	7,089	5,867	21
Infrastructure	1,232	862	43	2,197	1,638	34
Insurance	6,007	5,554	8	12,340	11,507	7
NBC Universal	3,858	2,867	35	7,459	4,449	68
Transportation	4,244	3,903	9	7,977	7,308	9
Corporate items and eliminations	(890)	(758)	(17)	(1,755)	(1,456)	(21)

Consolidated revenues	$41,556	$36,781	13	$81,282	$70,373	16

Segment profit (a)
Advanced Materials	$258	$161	60	$533	$332	61
Commercial Finance	1,215	975	25	2,366	1,930	23
Consumer Finance	735	600	23	1,470	1,202	22
Consumer & Industrial	227	204	11	392	353	11
Energy	698	634	10	1,295	1,284	1
Equipment & Other Services	65	(105)	F	64	(101)	F
Healthcare	672	584	15	1,081	923	17
Infrastructure	168	134	25	315	247	28
Insurance	284	53	F	667	463	44
NBC Universal	979	768	27	1,688	1,162	45
Transportation	898	810	11	1,642	1,447	13
Total segment profit	6,199	4,818	29	11,513	9,242	25

GE corporate items and eliminations	(433)	(563)	23	(822)	(915)	10
GE interest and other financial charges	(336)	(49)	U	(717)	(288)	U
GE provision for income taxes	(783)	(455)	(72)	(1,362)	(922)	(48)

Consolidated net earnings	$4,647	$3,751	24	$8,612	$7,117	21

(a)
Segment profit always excludes the effects of principal pension plans and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team. Segment profit excludes or includes interest and other financial charges and segment income taxes according to how a particular segment management is measured - excluded in determining operating profit for Advanced Materials, Consumer & Industrial, Energy, Healthcare, Infrastructure, NBC Universal, and Transportation, but included in determining segment profit, which we refer to as "segment net earnings," for Commercial Finance, Consumer Finance, Equipment & Other Services, and Insurance.

Condensed Statement of Financial Position
General Electric Company and consolidated affiliates

(Dollars in billions)
	Consolidated		GE		Financial Services (GECS)
Assets	6/30/05	12/31/04	6/30/05	12/31/04	6/30/05	12/31/04
Cash & marketable securities	$146.8	$150.9	$2.1	$3.6	$145.0	$147.5
Receivables	13.0	14.2	13.2	14.5	-	-
Inventories	10.5	9.8	10.3	9.6	0.2	0.2
GECS financing receivables - net	276.0	282.7	-	-	276.0	282.7
Property, plant & equipment - net	64.8	63.3	16.2	16.8	48.5	46.6
Investment in GECS	-	-	55.7	54.3	-	-
Goodwill & intangible assets	85.5	83.2	57.3	54.7	28.1	28.5
Other assets	143.8	146.4	35.0	38.1	114.1	113.0

Total assets	$740.4	$750.5	$189.8	$191.6	$611.9	$618.5

Liabilities and equity
Borrowings	$365.5	$370.4	$11.4	$11.0	$355.4	$360.8
Insurance reserves	136.0	140.6	-	-	136.3	140.9
Other liabilities & minority interest	126.5	128.7	66.0	69.8	64.5	62.5
Shareowners' equity	112.4	110.8	112.4	110.8	55.7	54.3

Total liabilities and equity	$740.4	$750.5	$189.8	$191.6	$611.9	$618.5

June 30, 2005 information is unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the 2004 consolidated financial statements at www.ge.com/annual04 for further information about consolidation matters.

Financial Measures That Supplement GAAP
General Electric Company and consolidated affiliates

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under SEC rules. Specifically, we have referred to organic revenue growth for the three months ended June 30, 2005, compared with the three months ended June 30, 2004, and the increase in cash from operating activities from our industrial businesses (or Industrial CFOA) for the six months ended June 30, 2005, compared with the six months ended June, 30 2004. We also referred to earnings per share growth excluding a previously announced SFAS 133 - related correction to second quarter 2004. The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures - revenues and cash from operating activities - follow.

(Dollars in millions), "except per share amounts"	Three months ended June 30
	2005	2004	V %

GE consolidated revenues as reported	$41,556	$36,781	13%
Less:
Effects of acquisitions, dispositions and currency exchange rates	4,171	2,081
Insurance segment	6,007	5,554
GE consolidated revenues excluding the effects of acquisitions, dispositions,
currency exchange rates and Insurance (organic revenues)	$31,378	$29,146	8%

	Six months ended June 30
	2005	2004	V %

Cash from GE's operating activities as reported	$8,027	$6,817	18%
Less: GECS dividends	1,839	1,842
Cash from GE's operating activities excluding dividends
from GECS (Industrial CFOA)	$6,188	$4,975	24%

	Threemonths ended June 30
	2005	2004	V %

GE earnings per share excluding a previously announced SFAS 133 - related
correction to second quarter 2004	$0.44	$0.38	16%
Less: effect of SFAS 133 - related correction		(0.02)
GE earnings per share	$0.44	$0.36	22%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our second quarter 2005 revenue growth without the effect of acquisitions, dispositions and currency exchange rates, and without the effect of our Insurance segment, whose revenues were adversely affected by the changing economic environment and other factors in the second quarter of 2004. Similarly, we believe that investors would find it useful to compare our operating cash flow for the six months ended June 30, 2005, to the operating cash flow for the six months ended June 30, 2004, without the impact of GECS dividends, which can vary from period-to-period. On May 6, 2005, GE filed amended financial statements for certain prior years and interim periods, including second quarter 2004, to reflect corrections in its accounting for derivatives under SFAS 133. The correction had the effect of reducing second quarter 2004 EPS from $.38 per share to $.36 per share. We are providing the EPS comparison to the pre-correction basis because we believe this reconciliation provides investors with a better understanding of the second quarter 2005 earnings per share variance.